Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Combined Proxy Statement/Prospectus and “Independent Registered Public Accounting Firms” in the Statement of Additional Information and to the incorporation by reference of our reports dated:

•

July 21, 2010 with respect to the financial statements and financial highlights of Columbia U.S. Government Mortgage Fund and RiverSource Short Duration U.S. Government Fund included in the Annual Reports for the year ended May 31, 2010; and

•	September 20, 2010 with respect to the financial statements and financial highlights of Columbia Income Opportunities Fund included in the Annual Report for the year ended July 31, 2010;

incorporated by reference into the Registration Statement (Form N-14) as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

October 28, 2010